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                       [LETTERHEAD OF UBS WARBURG LLC]


                                                                   Exhibit 99.7



The Board of Directors
Radiologix, Inc.
3600 Chase Tower
2200 Ross Avenue
Dallas, Texas 75201

Members of the Board of Directors:

UBS Warburg LLC ("UBS Warburg") hereby consents to the inclusion of the opinion letter of UBS Warburg dated August 22, 2000 as Appendix B to, and to the reference thereto under the captions "SUMMARY - Opinion of UBS Warburg LLC" and "BACKGROUND OF THE MERGER - Opinion of UBS Warburg LLC" in, the Proxy Statement/Prospectus of Radiologix, Inc. ("Radiologix") relating to the proposed merger transaction involving Radiologix and Saunders Karp & Megrue. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                  By: /s/ UBS WARBURG LLC
                                      --------------------------------
                                      UBS WARBURG LLC



New York, New York
October 23, 2000